Exhibit 99.1

Contact:

Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200, stephanie@sternir.com

 NEWS RELEASE

Endocyte Reports First Quarter 2016 Financial Results

- Data from Phase 1 Dose Escalation Studies of EC1456 and EC1169 to be Presented at ASCO -

- Expansion Phase of Trials in Targeted Patients Expected to Yield Efficacy Data in 2016 -

- Promising Preclinical Data Demonstrates Unique SMDC Applications in Immuno-Oncology  -

- Conference Call Today at 8:30 a.m. EDT -

West Lafayette, Ind., May 4, 2016 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a leader in developing targeted small molecule drug conjugates (SMDCs) and companion imaging agents for personalized therapy, today announced financial results for the first quarter ending March 31, 2016, and provided a clinical update.

“We continue to be pleased with the progress of our two lead, clinical-stage assets, EC1456 and EC1169, in Phase 1 dose escalation studies. Both drugs are very well-tolerated and show evidence of anti-tumor activity. Maximum tolerated dose has not yet been reached with either drug,” said Ron Ellis, Endocyte’s president and chief executive officer. “We look forward to providing more detailed updates on both of these dose escalation trials at the American Society of Clinical Oncology (ASCO) annual meeting in June.”

Endocyte recently announced promising data at the American Association for Cancer Research (AACR) annual meeting, highlighting its preclinical work in the area of immuno-oncology. In collaboration with Purdue University, the company announced a novel approach that makes possible the engineering of a single universal chimeric antigen receptor (CAR) T cell that can be targeted to multiple receptors on cancer cells through the use of unique, small molecule, bispecific adaptors. This approach has the potential to address major challenges faced by other CAR T cell technologies, by improving the management of safety, having a mechanism to address tumor heterogeneity, and lowering the cost of therapy.

Also at AACR, Endocyte announced data reflecting the promise of synergistic activity of its SMDCs in combination with immune modulating therapies. The combination of EC1456 with an anti-PD1 antibody demonstrated curative activity in models expressing PD-L1. It was further demonstrated that treated animals developed an immune response when tumors were re-introduced months after the cessation of therapy.

“These new developments, along with our new lead development candidate in oncology, which deploys a dual mechanism of cytotoxic tumor cell killing plus activity against tumor associated macrophages, demonstrates the range of applications of our SMDC platform,” added Ron Ellis. “The ability to target receptors with high specificity and deeply penetrate the tumor microenvironment uniquely positions SMDCs to be effective not only as targeted cytotoxic agents, but also by engaging the immune system to participate in the fight against disease. We look forward to a deeper discussion of the data and the science behind these approaches at a research event later this year.”

Upcoming Expected Milestones

•	Phase 1 dose escalation updates on EC1456 and EC1169 at ASCO annual meeting in June 2016
•	EC1456 single agent efficacy data (tumor response) in non-small cell lung cancer before year-end 2016
•	EC1169 single agent efficacy data in prostate cancer in late 2016 or 2017
•	Updates on plans for earlier stage programs

First Quarter 2016 Financial Results

Endocyte reported a net loss of $10.2 million, or $0.24 per basic and diluted share, for the first quarter of 2016, compared to a net loss of $10.9 million, or $0.26 per basic and diluted share, for the same period in 2015.

Research and development expenses were $6.5 million for the first quarter of 2016, compared to $6.6 million for the same period in 2015. The slight decrease was primarily attributable to a decrease in expenses related to the TARGET trial which is now complete and a decrease in discovery research expenses, which were partially offset by an increase in expenses relating to the EC1169 dose escalation trial as well as an increase in compensation expenses, primarily for noncash stock compensation.

General and administrative expenses were $3.8 million for the first quarter of 2016, compared to $4.4 million for the same period in 2015. The decrease in expenses was primarily attributable to a reduction in legal and professional fees in the first quarter of 2016 as compared to the same period in 2015, which was partially offset by an increase in compensation expenses, primarily for noncash stock compensation.

Cash, cash equivalents and investments were $163.3 million at March 31, 2016, compared to $196.8 million at March 31, 2015, and $173.6 million at December 31, 2015.

Financial Expectations

The Company reiterated guidance that it expects its cash balance at the end of 2016 to be between $125 and $130 million.

Conference Call

Endocyte management will host a conference call today at 8:30 a.m. EDT.

U.S. and Canadian participants:	(877) 845-0711

International:	(760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investors & News section of the Endocyte website, www.endocyte.com.

The webcast will be recorded and available on the company's website for one week following the call.

Website Information

Endocyte routinely posts important information for investors on its website, www.endocyte.com, in the “Investors & News” section.  Endocyte uses this website as a means of disclosing material information in compliance with its disclosure obligations under Regulation FD.  Accordingly, investors should monitor the “Investors & News” section of Endocyte’s website, in addition to following its press releases, SEC filings, public conference calls, presentations and webcasts.  The information contained on, or that may be accessed through, Endocyte’s website is not incorporated by reference into, and is not a part of, this document.

About Endocyte

Endocyte is a biopharmaceutical company and leader in developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary drug conjugation technology to create novel SMDCs and companion imaging agents for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging agents are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment. For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others, relating to future spending, future cash balances, the successful completion of current and future clinical trials, the enrollment period for and availability of data from ongoing and future clinical trials, and the company's future development plans including those relating to the completion of preclinical development in preparation for possible future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, shortage of clinical trial materials, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; risks that early stage preclinical data may not be indicative of subsequent data when expanded to additional preclinical models or to subsequent clinical data, risks that evolving competitive activity and intellectual property landscape may impair the company's ability to capture value for its technology; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidates; projected cash needs; and expected future revenues, operations, expenditures and cash position. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.

Statements of Operations

(dollars in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2015	2016

Collaboration revenue	$12	$12
Costs and expenses:
Research and development	6,617	6,531
General and administrative	4,360	3,820
Total costs and expenses	10,977	10,351
Income (loss) from operations	(10,965)	(10,339)

Interest income, net	152	189
Other expense, net	(57)	(3)
Net loss	$(10,870)	$(10,153)

Net loss per share-basic and diluted	$(0.26)	$(0.24)

Comprehensive loss	$(10,735)	$(10,043)

Weighted average number of common shares used in net loss per share-basic and diluted	41,857,905	42,109,828

Endocyte, Inc.

Balance Sheets

(in thousands)

	As of December 31,	As of March 31,
	2015	2016
		(unaudited)
Assets
Cash, cash equivalents and investments	$173,600	$163,327
Other assets	4,786	5,218
Total assets	$178,386	$168,545

Liabilities and stockholders’ equity
Current liabilities	$6,189	$4,338
Deferred revenue and other liabilities, net of current portion	851	834
Total stockholders’ equity	171,346	163,373
Total liabilities and stockholders’ equity	$178,386	$168,545